EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-47415 on Form S-8, No. 33-17488 on Form S-8, No. 33-60196 on Form S-8, No. 333-18135 on Form S-8, No. 333-25377 on Form S-3, No. 333-124512 on Form S-1, No. 333-136061 on Form S-8, and No. 333-138506 on Form S-8 of our report dated October 11, 2006 relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Amended Annual Report on Form 10-K/A of The Dress Barn, Inc. for the year ended July 29, 2006.

/s/ Deloitte & Touche LLP New York, New York November 24, 2006